EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE CORNWALL GROUP, INC.,

FORESTVILLE CORPORATION,

VANGUARD SECURITY OF BROWARD COUNTY, INC.,

VANGUARD SECURITY, INC.,

ON GUARD SECURITY AND INVESTIGATIONS, INC.,

AND

ARMOR SECURITY, INC.,

AS SELLERS,

AND

TRI-S SECURITY CORPORATION

AS SHAREHOLDER,

AND

U.S. SECURITY ASSOCIATES, INC.,

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 GLOSSARY OF TERMS	1

ARTICLE 2 PURCHASE AND SALE OF ASSETS	1

2.1 Purchase of the Purchased Assets	1

2.2 Excluded Assets	2

2.3 Payment of the Purchase Price	2

2.4 Escrow	2

2.5 Prorations and Certain Payments	2

2.6 Allocation of Purchase Price	3

2.7 Closing	3

2.8 Assumption of Liabilities	3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDER	4

3.1 Organization, Standing and Foreign Qualification	4

3.2 Ownership of Shares	4

3.3 Capacity; Validity of Contemplated Transaction	5

3.4 Financial Statements	5

3.5 Absence of Changes	5

3.6 Intentionally Omitted	5

3.7 Title to Assets; No Encumbrances; Condition	5

3.8 Tax Matters	6

3.9 Real Property	6

3.10 Personal Property	6

3.11 Intellectual Property	7

3.12 Computer Software and Databases	7

i

3.13 Inventories	7

3.14 Insurance	7

3.15 Bonds, Letters of Credit, Etc	7

3.16 Compliance with Laws	8

3.17 Environmental	8

3.18 Litigation and Claims	8

3.19 Benefit Plans	8

3.20 Contracts	9

3.21 Customers	10

3.22 Labor Matters	10

3.23 Brokers and Finders	11

3.24 Prospective Changes	11

3.25 Compliance with the Immigration Reform and Control Act	11

3.26 Recent Operation of Business	11

3.27 Licensing of Guards	11

3.28 Background Investigations	12

3.29 No Assignment of the Business	12

3.30 No Illegal or Improper Transactions	12

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF BUYER	12

4.1 Organization, Standing and Foreign Qualification	12

4.2 Capacity; Validity of Contemplated Transaction	13

4.3 Brokers and Finders	13

4.4 Acknowledgement	13

ARTICLE 5 COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES	13

5.1 Confidentiality	13

5.2 Change of Sellers’ Names	14

5.3 Expenses	14

5.4 Delivery of Books and Records	14

5.5 Maintenance of Records by Sellers and Shareholder	14

5.6 Post-Closing Assistance	14

5.7 Access by Sellers and Shareholders to Books and Records	15

5.8 Payment of Sellers’ Trade Accounts Receivable	15

5.9 Employees to be Hired by Buyer	15

5.10 Post-Closing Tax Payments	16

5.11 Public Announcement	16

ARTICLE 6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	16

6.1 Survival of Representations and Warranties	16

6.2 Obligation of Sellers and Shareholder to Indemnify Buyer	16

6.3 Obligation of Buyer to Indemnify Sellers and Shareholder	17

6.4 Notice of Loss or Asserted Liability	18

6.5 Opportunity to Defend	18

6.6 Disputes with Customers or Suppliers	18

6.7 Limitations on Indemnification	19

6.8 Indemnification Payments; Buyer’s Offset Rights	20

6.9 Exclusive Remedy	20

ARTICLE 7 MISCELLANEOUS	20

7.1 Notices	20

7.2 Entire Agreement	21

7.3 Modifications, Amendments and Waivers	21

7.4 Successors and Assigns.	22

7.5 Table of Contents; Captions; References.	22

7.6 Governing Law.	22

7.7 Pronouns.	22

7.8 Severability.	22

7.9 Intentionally Omitted.	22

7.10 Waiver of Jury Trial.	22

7.11 Jurisdiction and Venue.	23

7.12 Counterparts.	23

7.13 Knowledge.	23

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of May 13, 2009, by and among, THE CORNWALL GROUP, INC., a Florida corporation, FORESTVILLE CORPORATION, a Florida corporation, VANGUARD SECURITY OF BROWARD COUNTY, INC., a Florida corporation, VANGUARD SECURITY, INC., a Florida corporation, ON GUARD SECURITY AND INVESTIGATIONS, INC., a Florida corporation, and ARMOR SECURITY, INC., a Florida corporation, (each, a “Seller” and collectively, “Sellers”), U.S. SECURITY ASSOCIATES, INC., a Delaware corporation (“Buyer”), and TRI-S SECURITY CORPORATION, a Georgia corporation (“Shareholder”).

R E C I T A L S:

Sellers are engaged in the business of providing security guard and related services to customers in various locations. Sellers desire to sell, and Buyer desires to purchase, on the terms and subject to the conditions set forth below, substantially all of the assets of the business of Sellers.

As a condition to the execution of this Agreement by Buyer, Buyer has requested that Shareholder agree to the obligations of Shareholder contained herein. Shareholder is the owner, either directly or indirectly, of all of the shares of capital stock of each Seller. Accordingly, Shareholder is willing to execute this Agreement and perform the obligations of Shareholder contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

GLOSSARY OF TERMS

All capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings assigned to them in the Glossary of Terms attached hereto as Exhibit A and incorporated herein by reference.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase of the Purchased Assets. Subject to the terms and conditions of this Agreement, as of the Closing Date, Sellers sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby purchases and accepts from Sellers, for an aggregate consideration equal to the Purchase Price (as finally determined and adjusted pursuant to this Agreement), all of the Purchased Assets, free and clear of any and all Liens.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers do not sell, and Buyer does not purchase or accept, the Retained Assets, and the Retained Assets shall remain the property of Sellers after Closing.

2.3 Payment of the Purchase Price. Buyer has paid the Estimated Purchase Price to Sellers by delivering to Sellers (or to such Persons as Sellers direct in writing) cash in the amount of $3,603,639.00 and delivering to the Escrow Agent the Escrow Fund of $750,000.00, as contemplated by Section 2.4. The backup calculation of Closing Date Average Monthly Billings (used to determine the Estimated Purchase Price), agreed to by the Buyer, Sellers, and Shareholder, is attached as Schedule EPP.

2.4 Escrow. Buyer and Sellers agree to establish an Escrow Fund to ensure that certain Customer Contracts transferred to Buyer as part of the Purchased Assets are, in fact, properly transferable. Buyer, Sellers, and SunTrust Bank (the “Escrow Agent”) will execute and deliver an Escrow Agreement in substantially the form of Exhibit B. Any amounts payable to Buyer out of the Escrow Fund will be an adjustment to the Estimated Purchase Price.

2.5 Prorations and Certain Payments.

(a) The parties have agreed to the following prorations relating to the Purchased Assets, with Sellers being liable to the extent such items relate to any time period prior to the Closing Date and Buyer being liable to the extent such items relate to periods on or after the Closing Date:

(i) personal property, real estate, occupancy and other similar Taxes on or with respect to the Purchased Assets;

(ii) utilities (including water, sewer, telephone, electricity and fuel);

(iii) rentals with respect to property leases specifically and expressly assumed by Buyer and which, as of the Closing Date, are being transferred to Buyer;

and

(iv) any other items that shall be paid by Buyer or which otherwise affect the Business or the Purchased Assets and that relate, in whole or in part, to periods prior to the Closing Date (other than any Assumed Liabilities).

The net amount of all such prorations that are known on the Closing Date have been settled and paid on the Closing Date. As to the amount of any such item not now known, such proration has been made based upon the amount of the most recent cost of such item to Sellers. After Closing, Buyer and Sellers shall provide to the other, within seven (7) days after receipt, each Third Party invoice relating to any item so estimated. Within ten (10) days thereafter, Buyer or Sellers, as the case may be, shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the Third Party invoice.

(b) Sellers shall be responsible for the amount of all accrued but unpaid vacation pay for its employees prior to the Closing Date. In this regard, the parties have agreed that Sellers were responsible for $14,000.00 of employee vacation pay and that said amount was properly deducted from the cash portion of the Estimated Purchase Price that otherwise would have been paid to Sellers at Closing.

(c) Sellers shall pay any sales, use, transfer, documentary or other Taxes levied on the transfer of the Purchased Assets.

(d) Sellers have sold to Buyer, as part of the Purchased Assets, free of Liens, the motor vehicles listed on Schedule PV.

2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code and the provisions contained in the Treasury Regulations relating thereto, including Treas. Reg. Section 1.338-6. Specifically, the parties agree that the Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.6 attached hereto (the “Purchase Price Allocation Schedule”) and that they each will file their respective Tax Returns, reports and forms, including Internal Revenue Service Form 8594, in a manner consistent with the Purchase Price Allocation Schedule.

2.7 Closing. At the Closing, (i) Sellers and Shareholder delivered to Buyer all of the items required to have been delivered by Sellers and Shareholder pursuant to the list of closing deliveries attached hereto as Exhibit D; and (ii) Buyer delivered to Sellers all of the items (including the Estimated Purchase Price) required to have been delivered by Buyer pursuant to the list of closing deliveries attached hereto as Exhibit D. Subject to the provisions of this Agreement, title to the Purchased Assets passed from Sellers to Buyer upon the occurrence of the Closing, and all deliveries, payments and other transactions and documents relating to the Closing were interdependent and were deemed to have occurred simultaneously.

2.8 Assumption of Liabilities.

(a) Liabilities of the Business. Buyer agrees to assume the Assumed Liabilities but only for periods from and after the Closing Date and thereafter to pay, perform and discharge such Assumed Liabilities in full, in accordance with their terms; provided, however, that Buyer may in good faith contest or cause to be contested the amount or validity thereof, and Sellers agree to provide reasonable assistance to Buyer to enable Buyer to contest such claims. Notwithstanding anything contained in this Agreement to the contrary, (i) Buyer shall not assume or become liable for any Retained Liability and (ii) Sellers shall pay, satisfy and perform all of the Retained Liabilities regardless of any disclosures made or exceptions noted

with respect thereto in this Agreement or any other document executed or delivered by Sellers in connection with the transactions contemplated hereby.

(b) Assignment of Certain Contracts.

(i) Sellers and Shareholder shall use their best efforts to obtain all consents necessary to effect the assignment of all Customer or other Contracts of Sellers proposed to be assigned to Buyer pursuant to this Agreement. If Buyer shall have elected to close the transactions contemplated hereby without any such consent having been obtained, then Sellers and Shareholder shall continue to use their best efforts to obtain such consent(s) after the Closing and Sellers and Shareholder shall take all such actions as shall, in the reasonable opinion of Buyer, be necessary or proper (A) in order to enable Buyer to realize the full value of every such Contract and to preserve for the benefit of Buyer the rights and obligations of Sellers under such Contract, and (B) to facilitate the collection of the monies due and payable, or to become due and payable, to Buyer pursuant to every such Contract, and Sellers shall remit such monies to Buyer within five days of collection.

(ii) Buyer, at its expense, shall perform all of Sellers’ obligations due to be performed under any Contract as to which all necessary consents have not been obtained and that is included among the Assumed Liabilities to the extent (A) Buyer can perform such obligations without violating the terms of such Contract, and (B) Buyer is being provided the benefits of such Contract.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDER

Sellers and Shareholder, jointly and severally, represent and warrant to Buyer, and agree with Buyer, as follows:

3.1 Organization, Standing and Foreign Qualification. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets which it now owns, leases and operates. Each Seller is duly qualified or licensed to transact business as a foreign corporation in any other jurisdiction in which the character of the assets owned, leased or operated by it and the nature of its business requires such qualification and/or licensing.

3.2 Ownership of Shares. All of the issued and outstanding shares of capital stock of each Seller are owned directly or indirectly by Shareholder. No other Person has any right, option or privilege (whether preemptive, contractual or otherwise) to purchase any shares of any Seller’s capital stock or any other equity ownership interests in such Seller.

3.3 Capacity; Validity of Contemplated Transaction.

(a) Each Seller has the full power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action (corporate or otherwise) on the part of each Seller and Shareholder. This Agreement has been duly executed and delivered by each Seller and Shareholder and constitutes the legal, valid and binding obligation of each Seller and Shareholder, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by the exercise of judicial discretion in accordance with equitable principles. Except as set forth on Schedule 3.3(a), neither the execution, delivery and performance of this Agreement by Sellers and Shareholder, nor the consummation by them of the transactions contemplated hereby, will: (i) violate, conflict with or constitute a default under (A) any provision of a Seller’s or Shareholder’s charter or bylaws, (B) any Contract to which a Seller or Shareholder is a party or pursuant to which any of them is bound, (C) any Order to which a Seller or Shareholder or any of their assets is subject or bound, or (D) any applicable Law or (ii) result in the creation of any Lien upon any of the Purchased Assets.

(b) Except as set forth on Schedule 3.3(b), no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or Third Party (other than lessors or Customers) is required for or in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated.

3.4 Financial Statements. The Historical Financial Statements (copies of which are attached hereto as Schedule 3.4) (i) have been prepared in accordance with the books and records of Sellers, and (ii) present fairly the financial condition, assets and liabilities of Sellers as of the respective dates indicated and the results of Sellers’ operations for the respective periods then ended.

3.5 Absence of Changes. Since the Latest Balance Sheet Date, Sellers have conducted the Business only in the ordinary course of business consistent with past practice and have not made any changes in their accounting methods or practices.

3.6 Intentionally Omitted.

3.7 Title to Assets; No Encumbrances; Condition. Except as set forth on Schedule 3.7, one or more Sellers have good, valid and marketable title to each of the Purchased Assets and are herewith transferring the Purchased Assets to Buyer free and clear of all Liens. Each item of tangible personal property included within the Purchased Assets is in good condition and repair, reasonable wear and tear excepted. The Non-party Entities do not own any assets which are used to operate the Business.

3.8 Tax Matters.

(a) Each Seller has filed all Tax Returns required to be filed by it on or prior to the Closing Date and each Seller has paid or adequately provided for, all Taxes that have become due with respect to any period ended on or prior to the Closing Date. Except as set forth on Schedule 3.8, no Tax claims have been asserted against any Seller or the Purchased Assets, and neither Sellers nor Shareholder are under investigation or audit by the IRS or any state agency concerning any Tax matter.

(b) Subject to Schedule 3.8, each Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax depositories or collecting authorities.

(c) All ad valorem property Taxes on the Purchased Assets for years prior to 2009 have been paid in full.

3.9 Real Property.

(a) No Seller owns any real property.

(b) Schedule 3.9(b) is a complete list of each Seller’s leased real property which Buyer has agreed to assume. Each Seller has delivered to Buyer a complete copy of each lease relating to such leased real property, and, except as set forth on Schedule 3.9(b), each such lease is in full force and effect on the date hereof and no default has occurred and is continuing thereunder. No Person other than a Seller is in possession of the leased real property.

(c) To Sellers’ and Shareholder’s knowledge, (i) all improvements on such leased real property substantially conform to all applicable Laws, (ii) all rights and easements for public vehicular ingress to and egress from such property are available and (iii) no portion of such property is the subject of any condemnation or eminent domain proceeding, nor has any such condemnation or eminent domain proceeding been proposed.

3.10 Personal Property.

(a) Schedule 3.10(a) is a complete list of each item of tangible personal property owned by each Seller, except for items having an aggregate value of not more than $2,500.00.

(b) Schedule 3.10(b) is a complete list of all items of tangible personal property leased to each Seller (except items having a value less than $2,500.00). Sellers have delivered to Buyer a complete copy of each lease relating to such leased personal property. Each such lease is in full force and effect on the date hereof and no default exists thereunder. The continuation and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement. No Seller is the lessor of any personal property.

3.11 Intellectual Property.

(a) Schedule 3.11(a) is a complete list of all Intellectual Property of Sellers. All Intellectual Property included in the Purchased Assets is either owned by or duly and properly licensed to a Seller, and, except as set forth on Schedule 3.11(a), the consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of any Seller or result in a default under any Contract of any Seller relating to Intellectual Property. Except as set forth in Schedule 3.11(a), no Seller is liable for royalties or fees to any Person in connection with any Intellectual Property. All patents, trademarks, trade names, servicemarks, assumed names, and copyrights and all registrations thereof included in or related to the Sellers’ Intellectual Property are valid, subsisting and in full force and effect. All Licenses included in the Sellers’ Intellectual Property are in full force and effect, are not in default, and constitute legal, valid and binding obligations of the respective parties thereto. No Seller is currently infringing upon or unlawfully or wrongfully using the Intellectual Property of others.

(b) No Affiliate of any Seller and no present or former officer, director, partner or employee of any Seller owns or has any proprietary or other interest, direct or indirect, in any of the Intellectual Property used in the Business.

3.12 Computer Software and Databases. Schedule 3.12 describes all computer software (except for off-the-shelf computer software) and databases owned, licensed, leased, internally developed or otherwise used in connection with the Business. Upon the consummation of the transactions contemplated by this Agreement, Buyer will receive all computer software and databases that are necessary to conduct the Business as presently conducted and all documentation relating to all such computer software and databases.

3.13 Inventories. All items of inventory of Sellers consist of items of a quality, quantity and condition usable in the ordinary course of the Business.

3.14 Insurance. All of the Purchased Assets which are of an insurable nature are insured by a Seller in such amounts and against such Losses, casualties or risks as are (i) usual and customary for companies engaged in businesses similar to the Business, (ii) required by any applicable Law, or (iii) required by any Contract to which Seller is a party or is bound. No Seller has been refused any insurance coverage for which it has applied.

3.15 Bonds, Letters of Credit, Etc. Schedule 3.15 is a complete list of all bonds (including performance, fidelity, AD&D, or otherwise), letters of credit, and similar instruments issued by each Seller (or others for the benefit of any Seller), which secure such Seller’s performance or other obligations (all such bonds, letters of credit or similar instruments are herein referred to as “Bond Obligations”). Correct and complete copies of such Bond Obligations have been delivered to Buyer. Such Bond Obligations satisfy all requirements thereof set forth in (i) any Law applicable to Sellers or the Business and (ii) any Contract of a Seller.

3.16 Compliance with Laws. Schedule 3.16 is a complete list of Licenses necessary for the ownership by each Seller of its assets and the conduct of the Business. Each Seller is in compliance with all Laws, Licenses and Orders applicable to, required of, or binding on it, including, without limitation, all Immigration Laws and federal and state Laws relating to the employment of labor. None of such Licenses will be adversely affected by consummation of the transactions contemplated by this Agreement. No capital expenditure will be required in order to effect compliance with any Law applicable to the Business as now conducted.

3.17 Environmental. Sellers’ operation of the Business and their use of the Purchased Assets (including leased real property) is, and has been, in compliance with, and not in violation of, any Environmental Law. There are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any Environmental Claim against Seller, its business or the Purchased Assets. No Seller has handled, treated, stored, or disposed of any Hazardous Substances in violation of any applicable Law. To Sellers’ and Shareholder’s knowledge no release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any premises occupied by a Seller.

3.18 Litigation and Claims. Except as disclosed on Schedule 3.18, (i) there is no Litigation pending, or to Sellers’ and Shareholder’s knowledge, threatened, against any Seller or the Business, and neither Seller nor Shareholder have any knowledge of any basis for any such Litigation, and (ii) there has not been, within the last five (5) years, and there is not now pending or, to the knowledge of Sellers or Shareholder, threatened, any investigation or inquiry regarding the Business by any Governmental Authority.

3.19 Benefit Plans.

(a) Schedule 3.19(a) is a complete list of all Employee Benefit Plans of Sellers with respect to which any Seller is a sponsor or which cover any employees or former employees of any Seller. No such Employee Benefit Plan is or has been: (i) a multiemployer plan within the meaning of ERISA Section 3(37); (ii) multiple employer plan with the meaning of ERISA Section 210(a); (iii) multiple employer welfare arrangement within the meaning of ERISA Section 3(40); or (iv) “defined benefit plan” as defined in Section 3(35) of ERISA and subject to ERISA Title I, Subtitle B, Part 3 or Title IV.

(b) Neither Sellers nor any ERISA Affiliate of Sellers has any Liability under, or is subject to any Lien relating to, any Employee Benefit Plan that would (i) affect Buyer’s right, title and interest in, or Buyer’s right to use or enjoy (free and clear of any Lien) any of the Purchased Assets or (ii) result in the assumption by or imposition on Buyer or any Affiliate of Buyer of any Liability, other than Liabilities expressly included as Assumed Liabilities.

(c) Except as required by Law, no Seller has, at any time, maintained an Employee Benefit Plan providing welfare benefits to employees after retirement or other separation of service.

(d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Seller to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of such Seller, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) cause Buyer to be liable for any sums or obligations under or pursuant to any Employee Benefit Plan of any Seller.

3.20 Contracts.

(a) Description.

(i) Personal Property. Schedule 3.20(a)(i) is a complete list of all Contracts affecting or relating to the Business, other than Contracts which either (A) are terminable by a Seller upon no more than thirty (30) days notice without any Liability to such Seller, or (B) do not involve the payment by Sellers of more than $10,000 per year.

(ii) Purchase Orders. Schedule 3.20(a)(ii) is a complete list of all outstanding Contracts binding upon each Seller which relate to the acquisition of goods, services or capital assets, other than Contracts (A) pursuant to which such Seller is obligated to pay less than $5,000 or (B) which are terminable by such Seller with no obligation on such Seller’s behalf.

(iii) Customer Contracts. Schedule 3.20(a)(iii) is a complete list of the Customer Contracts for the performance of services by each Seller. A correct and complete copy of each such Customer Contract has been delivered to Buyer prior to the date hereof. There are no material inaccuracies in, or material misrepresentations relating to, such Customer Contracts.

(iv) Employment; Other Affiliate Contracts. Schedule 3.20(a)(iv) is a complete list of all Contracts (including employment, non-competition and loan agreements) with (A) any employee, officer or director of a Seller (or any Related Person to any such individual) and (B) any consultant, agent, sales representative, or Affiliate of a Seller.

(v) Other Contracts. Schedule 3.20(a)(v) lists and briefly describes any other Contract of each Seller which is not terminable by such Seller without penalty upon thirty (30) days or less notice and which: (A) provides for monthly payments by such Seller in excess of $1,000, (B) provides for payments by such Seller in any calendar year exceeding $10,000 or (C) evidences, creates or guarantees indebtedness.

(b) No Default. Except as set forth on Schedule 3.20(b), no Seller is in default under any of the Contracts referred to or described in Section 3.20(a), and there is no basis for any claim of default under any such Contract.

(c) Assurances. Each Contract referred to in Section 3.20(a) is in full force and effect and constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms. Without limiting the generality of the foregoing, each Customer Contract included in Schedule 3.20(a)(iii) is with a Customer for whom a Seller is continuing to provide service on the Closing Date and who has not given notice of such Customer’s intent to terminate service.

3.21 Customers. Schedule 3.21 is a list of the fifteen (15) largest Customers of the Business (determined by gross revenue received) from whom payments were received for Sellers’ most recent fiscal year ended or from whom payments are projected that will place them within such category for Sellers’ current fiscal year (the “Large Customers”). The relationships of Sellers with the Large Customers are good commercial working relationships and no Large Customer has terminated, or to the knowledge of Sellers or Shareholder, threatened to terminate, or otherwise adversely modify its relationship with any Seller. The consummation of the transactions contemplated by this Agreement will not, to Sellers’ or Shareholder’s knowledge, adversely affect the business relationship between any Seller and any of the Large Customers.

3.22 Labor Matters.

(a) Schedule 3.22(a) contains a complete list of all employees of Sellers. The employment of all such employees is terminable at will without any penalty or severance obligation. No unpaid salary, other than for the immediately preceding pay period, is now payable to any officer, director or employee of any Seller.

(b) Schedule 3.22(b) is a complete list of all union agreements or other collective bargaining agreements (“Labor Agreements”) relating to Sellers or their employees. There are no “side letters” or “letters of understanding” applicable to any such Labor Agreements, and no such Labor Agreement is currently being renegotiated. No Seller has breached any such Labor Agreement, and there are no grievances, or requests for arbitration pending, or to the knowledge of Sellers or Shareholder, threatened under any such Labor Agreement that could have a material adverse effect upon Sellers or the Business. There are no strikes, disputes, controversies, slowdowns, stoppages, boycotts or pickets in progress or pending, or, to the knowledge of Sellers or Shareholder, threatened against or affecting any Seller. No unfair labor practice charge or other employee related complaint against any Seller is pending or, to the knowledge of Sellers or Shareholder, threatened before the National Labor Relations Board or any other Governmental Authority.

(c) There are no charges that have been filed by the U.S. Equal Employment Opportunity Commission or any state Department of Labor or similar state Governmental authority against any Seller, and no Seller has received notice of the intent of any Governmental Authority to conduct an investigation of any labor or employment matter relating to such Seller.

(d) Each Seller has paid in full to its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees through the Closing Date.

(e) No Seller is a party to, or otherwise bound by, any conciliation agreement, settlement agreement, arbitration award, consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f) Seller is not (i) a party to any Contract with any Governmental Authority and (ii) covered by, or subject to, any Law or Executive Order requiring that Seller adopt or be subject to any affirmative action plan.

3.23 Brokers and Finders. Schedule 3.23 is a complete list of all Persons entitled to a commission or finder’s fee in connection with the transactions contemplated by this Agreement, payable solely by Sellers and Shareholder.

3.24 Prospective Changes. Neither Sellers nor Shareholder have any knowledge of any change reasonably expected to occur within one (1) year from the date of this Agreement to the Business, which, if it were to occur, might reasonably be expected to have material adverse effect on the Business.

3.25 Compliance with the Immigration Reform and Control Act. With respect to any employee of a Seller for whom compliance with the Immigration Laws by an employer is required, such Seller has supplied to Buyer such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws.

3.26 Recent Operation of Business. Except as otherwise set forth on Schedule 3.26, since the Latest Balance Sheet Date, no Seller has:

(i) entered into any new employment Contract with any employee or increased the compensation (including fringe benefits) payable to any officer, director, or employee, except general hourly rate increases and normal merit increases for employees (other than officers) made in the ordinary course of business and consistent with past practice;

(ii) made or committed to make any capital expenditure, or enter into any lease of capital equipment;

(iii) sold or committed to sell its assets other than in the ordinary course of business; or

(iv) not used its best efforts to (A) preserve its business organization intact, (B) retain its key officers and employees, and (C) preserve its present relationships with its suppliers, Customers and others having business relationships with such Seller.

3.27 Licensing of Guards. All Persons employed by a Seller as guards or employed by a Seller to perform guard or security services are duly and properly licensed and registered to perform such duties or services in accordance with the applicable Laws in the jurisdictions in which they are employed. Sellers have delivered to Buyer all records with respect to such licensing and registration.

3.28 Background Investigations. Each Seller has performed background investigations with respect to all Persons employed by such Seller to perform guard or security services, and no such background investigation has revealed that any such Person has a felony on his or her record.

3.29 No Assignment of the Business. Neither Sellers nor Shareholder directly or indirectly:

(i) has, during the past 18 months preceding the Closing Date, formed any Person with the intent to assign, transfer, or sell any assets of the Business to such Person; or

(ii) has, within the 12 months prior to the Closing Date, assigned, transferred, or sold any asset of the Business, with a value over $2,500, other than vehicles, to any other Person, or entered into any other binding contract to assign, transfer, or sell any of its Business assets to any other Person.

3.30 No Illegal or Improper Transactions. Neither Shareholder nor Sellers nor any of their Affiliates have, with respect to the Business, offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable Law; and there have been no false or fictitious entries made in the books or records of any Seller to disguise any such payment. All payments to agents, consultants and others made by Sellers in connection with the Business have been in payment of bona fide fees and commissions.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF BUYER

Buyer hereby represents and warrants to Sellers and Shareholder that:

4.1 Organization, Standing and Foreign Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets which it now owns, leases and operates. Buyer is duly qualified or licensed to transact business as a foreign corporation in those jurisdictions in which the character of the assets owned, leased or operated by it and the nature of its business requires such qualification and/or licensing.

4.2 Capacity; Validity of Contemplated Transaction.

(a) Buyer has the full corporate power, authority and capacity necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action of the board of directors of Buyer. This Agreement has been duly executed and delivered by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally. Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under (i) any provision of Buyer’s certificate of incorporation or bylaws, (ii) any Contract to which Buyer is a party or bound, (iii) any Order to which Buyer or any of its assets is subject or bound, or (iv) any applicable Law.

(b) No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority or Third Party is required for or in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.3 Brokers and Finders. No finder or any agent, broker or other Person acting pursuant to the authority of Buyer is entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

4.4 Acknowledgement. The representations and warranties by Shareholder and Sellers expressly and specifically set forth in this Agreement constitute the sole and exclusive representations and warranties of Shareholder and Sellers to Buyer in connection with the transactions contemplated by this Agreement. Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether oral or contained in any writing other than this Agreement are specifically disclaimed by Shareholder and Sellers.

ARTICLE 5

COVENANTS AND ADDITIONAL AGREEMENTS OF

THE PARTIES

5.1 Confidentiality. Sellers and Shareholder agree that, for a period of five years from and after the date hereof, they will not, and will use reasonable efforts to ensure that their representatives, related parties and Affiliates will not, use (except as contemplated by this Agreement) or disclose to any other Person any Confidential Information relating to Sellers, the Business or Buyer; provided, however, that the foregoing prohibitions shall not apply to: (i) disclosures that are required by Law or by a Governmental Authority; (ii) information that is ascertainable or obtained from public or published information; (iii) information received from a Third Party not known to the disclosing party to be under an obligation to keep such information confidential; or (iv) information independently developed by the disclosing party. Notwithstanding the foregoing, nothing in this Section 5.1 shall preclude communications or disclosures by Shareholder, any Seller, or any of their Affiliates (a) to any financial institution or other Person providing any financing to Shareholder, any Seller or any of their Affiliates or (b)

which Shareholder believes are reasonably necessary to comply with their disclosure obligations under applicable accounting, stock exchange, federal or state securities, or labor relations Laws.

5.2 Change of Sellers’ Names. Contemporaneous with the Closing, each Seller (i) shall change its name to a name wholly dissimilar to its existing name and any variation or derivation thereof, (ii) shall provide such evidence of such name change as Buyer may reasonably request, and (iii) shall not thereafter use, or permit any of its Affiliates or Related Persons to use, any such name or any similar name or any variation or derivation thereof in any circumstances. In connection with enabling Buyer, at or after the Closing, to use the name of each Seller and any variations or derivations thereof, Sellers shall execute and deliver to Buyer all consents related to such use of names as may be reasonably requested by Buyer from time to time. All rights to the names of each Seller, any variation or derivation thereof, and all rights to all other names used in connection with the Business (including tradename, trademark and servicemark registrations), are being conveyed to Buyer as part of the Purchased Assets.

5.3 Expenses. Each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

5.4 Delivery of Books and Records. At the Closing, Sellers shall deliver or cause to be delivered to Buyer all original documents, books and records relating to the Business, to the extent such documents, books and records are not Retained Assets.

5.5 Maintenance of Records by Sellers and Shareholder. For a period of five (5) years after the Closing, Sellers and Shareholder will retain and, upon request, make available to Buyer any of Sellers’ books and records relating to the Purchased Assets or the Business for any period in the three (3) years prior to the Closing Date and will permit Buyer to make copies thereof or to contact Sellers’ accountants or the preparers of such books or records.

5.6 Post-Closing Assistance.

(a) At any time and from time to time after the Closing, at Buyer’s request, Sellers and Shareholder will execute and deliver such other instruments of conveyance and take such other actions as Buyer may reasonably request to perfect the transfer and conveyance to Buyer of the Purchased Assets and to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Sellers and Shareholder will make themselves available at reasonable times to consult with Buyer regarding the transfer of Customers to Buyer and the servicing of such Customers. Further, if, after the Closing Date, any items of payment, correspondence or other materials pertaining to any of the Purchased Assets or Assumed Liabilities may come into the possession of a Seller or Shareholder, such Seller or Shareholder, as the case may be, shall promptly deliver such items, correspondence or materials to Buyer.

(b) After the Closing Date, Sellers and Shareholder will continue to use reasonable commercial efforts to deliver, or cause to be delivered, to Buyer such written consents, waivers and approvals (including consents of Governmental Authorities in respect to the transfer to Buyer of any Licenses and consents of Customers to the transfer to Buyer of Customer Contracts) as may be necessary or appropriate to transfer any of the Purchased Assets to Buyer and to enable Buyer to enjoy the full benefit of its ownership of the Purchased Assets.

(c) Prior to the date which is ten (10) business days after the Closing Date, Sellers shall provide to Buyer a list of accounts receivable as of the Closing Date for each of the Customer Contracts, to include for each at least the name, amount of accounts receivable, and number of days overdue.

5.7 Access by Sellers and Shareholders to Books and Records. Notwithstanding the transfer of Sellers’ books and records (including financial records) to Buyer at the Closing, Buyer will retain, and make available to Sellers and Shareholder, upon request, such books and records relating to the Purchased Assets or the Business formerly conducted by Sellers as Shareholder may deem reasonably necessary (i) to prepare financial statements, prepare and file SEC Filings and Tax Returns, respond to tax audits or governmental inquiries, defend claims, demands, disputes, arbitrations and legal proceedings with respect to the Business and (ii) for other reasonable business purposes.

5.8 Payment of Sellers’ Trade Accounts Receivable. Buyer will hold in trust and promptly forward, or cause to be forwarded, to an address separately specified by Sellers in writing any payments received by or on behalf of any Seller, in respect of any Trade Accounts Receivable or any other amounts properly due and payable to any Seller, and all mail or other communications addressed to any Seller not related to the Purchased Assets that is received after the Closing Date. All such amounts shall be sent to Sellers, without offset, defense, deduction or counterclaim of any kind or nature (notwithstanding anything to the contrary contained in this Agreement) and Buyer, as the case may be, shall not have any right, claim or interest in such amounts. Buyer acknowledges that the rights of Sellers to the Trade Accounts Receivable are subject to the security interest of LSQ Funding, L.C. (“LSQ”) and that Buyer is only authorized to remit such amounts to the address specified by Sellers, unless Buyer otherwise receives written notice from Sellers with the written approval of LSQ, in accordance with this Agreement. Buyer will allow Sellers at reasonable times, access and use of any equipment (including computers or other data processing equipment related to the storage or processing of records pertaining to the Trade Accounts Receivable) and of any intellectual property (including a non-exclusive, royalty free license to use such intellectual property, which includes the names of Sellers), for the purpose of issuing invoices, monitoring payment and obtaining collection of the Trade Accounts Receivable.

5.9 Employees to be Hired by Buyer. Schedule 5.9 is a complete list of all employees of Sellers that Buyer intends to hire as of the Closing Date (the “Transferred Employees”). Sellers shall be fully responsible for (i) all sums due to the Transferred Employees for any period prior to the Closing Date (including but not limited to salary, bonus and benefits) and (ii) all sums due to any other employees of Sellers.

5.10 Post-Closing Tax Payments. Each Seller agrees that subsequent to the Closing, such Seller will: (i) file, in a timely manner, all Tax Returns required to be filed for all periods up to and including the Closing Date; (ii) pay all Taxes due for any such period; and (iii) will provide Buyer evidence of payment of all Taxes relating to Sellers’ employees or their employment with any Seller prior to the Closing Date, including payroll, Medicare, social security, unemployment and similar Taxes.

5.11 Public Announcement. Promptly after the Closing Date, Shareholder and Buyer shall prepare a mutually agreeable press release announcing the transaction contemplated hereby to be issued by Shareholder.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; INDEMNIFICATION

6.1 Survival of Representations and Warranties.

(a) All representations, warranties, agreements and covenants made or undertaken by the parties hereto shall survive the Closing, shall not merge in the performance of any obligation by any party hereto, and shall terminate and expire (i) with respect to any General Claim, on the second anniversary of the Closing Date, and (ii) with respect to any Tax Claim, on the date upon which the Liability to which any such Tax Claim may relate is barred by all applicable statutes of limitations. Representations, warranties, agreements and covenants made by Sellers and Shareholder relating to any Ownership Claim or Environmental Claim shall survive the Closing, shall not merge in the performance of any obligation by any party hereto, and shall not expire. Notwithstanding the foregoing, any claim made for indemnification that is made before the time for making such claim has expired will remain open for indemnification until such time as such claim has been finally paid, adjudicated or compromised, as the case may be.

(b) No investigation made by Buyer at any time prior to Closing will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Sellers or Shareholder pursuant to this Agreement or Buyer’s right to rely fully upon such representations, warranties, covenants and agreements.

6.2 Obligation of Sellers and Shareholder to Indemnify Buyer. Subject to the limitations contained in Sections 6.1 and 6.7, Sellers and Shareholder, jointly and severally, agree to indemnify, defend and hold Buyer and its officers, directors, employees, agents, Affiliates, successors and assigns harmless from and against any and all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection with the following:

(i) any Retained Liability;

(ii) any inaccuracy in, or breach of, any representation or warranty of Sellers or Shareholder contained in or made pursuant to this Agreement;

(iii) the failure of any Customer whose account may have generated revenue included in Closing Date Average Monthly Billings to actually be a Customer of such Seller on the Closing Date;

(iv) any breach of any covenant or agreement contained in, made or to be performed by Sellers or Shareholder pursuant to this Agreement;

(v) any Undisclosed Liability;

(vi) the operation of the Business prior to the Closing Date (including (A) any Litigation pending or threatened as of the Closing Date or arising out of events which occurred on or prior to the Closing Date, regardless of whether such matter was disclosed pursuant to or in this Agreement or the Schedules hereto and (B) any Environmental Claim or any Environmental Matter existing on any leased premises of a Seller on the Closing Date or resulting from the Business);

(vii) any failure to comply with the requirements of any applicable Bulk Sales or similar Law;

(viii) any participation by any Seller or any ERISA Affiliate of any Seller in, or any sponsorship by any Seller or any ERISA Affiliate of any Seller of, any Employee Benefit Plan (including any Litigation arising out of any Employee Benefit Plan); and

(ix) any Tax Losses, including those incurred by reason of any failure of any Seller to pay any Tax due or any failure to file any Tax Return for or with respect to any period prior to the Closing Date.

6.3 Obligation of Buyer to Indemnify Sellers and Shareholder. Subject to the limitations contained in Sections 6.1 and 6.7, Buyer agrees to indemnify, defend and hold Sellers and Shareholder and their respective agents, Affiliates, successors and assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection with the following:

(i) any Assumed Liability:

(ii) any inaccuracy in, or breach of, any representation or warranty of Buyer contained in or made pursuant to this Agreement;

(iii) any breach of any covenant or agreement contained in, made or to be performed by Buyer pursuant this Agreement;

(iv) after the Closing Date, any medical, health, or disability claims incurred by a Transferred Employee;

(v) after the Closing Date, any claim, demand, liability for Taxes relating to, pertaining to, or arising out of the Purchased Assets or the Business; and

(vi) any action taken by Buyer after the Closing Date.

6.4 Notice of Loss or Asserted Liability. Promptly after (i) becoming aware of circumstances that have resulted in a Loss for which any Person entitled to indemnification pursuant to Section 6.2 or Section 6.3 (an “Indemnified Party”) intends to seek indemnification, or (ii) receipt by an Indemnified Party of written notice of any demand, claim or circumstance which might give rise to a claim that may result in a Loss (an “Asserted Liability”), such Indemnified Party shall give notice thereof (a “Claims Notice”) to any other party or parties who may be obligated to provide indemnification pursuant to Section 6.2 or Section 6.3 (an “Indemnifying Party”). If a Claims Notice is not provided promptly as required by this Section 6.4, an Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party is unable to establish that it has been prejudiced by such late receipt of the Claims Notice.

6.5 Opportunity to Defend. Subject to the provisions of Section 6.6, an Indemnifying Party may elect to defend any Asserted Liability, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party has acknowledged responsibility for defending, indemnifying and holding the Indemnified Party harmless with respect thereto. If the Indemnifying Party (i) does not elect to defend against the Asserted Liability, (ii) fails to notify the Indemnified Party of its election so to defend within twenty (20) days after receipt by the Indemnifying Party of a Claims Notice with respect to such Asserted Liability, or (iii) contests its obligation so to indemnify, defend and hold the Indemnified Party harmless, then the Indemnified Party shall have the right to pay, compromise, contest or defend such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 6.5 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account (except as provided in Section 6.6), to compromise, contest or defend any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Asserted Liability or consent to the entry of any judgment which does not include an unconditional release the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate in (but not control), at its own expense, the defense of any Asserted Liability that the other is defending, as provided in this Agreement. The parties shall cooperate fully with each other as to all Asserted Liabilities and shall make available to each other as reasonably requested (A) all information, records, and documents relating to all Asserted Liabilities and (B) their respective personnel, agents, and other representatives who may have particular knowledge with respect to any Asserted Liability.

6.6 Disputes with Customers or Suppliers. Anything in Section 6.5 to the contrary notwithstanding, in the case of any Asserted Liability by any Customer of the Business, Buyer shall have the exclusive right, at its option, to defend such Asserted Liability with counsel of Buyer’s choice, subject to the duty of Buyer to consult with the Indemnifying Party in connection with such defense and provided that no such Asserted Liability shall be compromised or settled by Buyer without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. All Losses incurred in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement shall be borne and paid by the Indemnifying Party.

6.7 Limitations on Indemnification.

(a) Sellers and Shareholder shall not be required to indemnify Buyer or any other Persons specified in Section 6.2 with respect to a Loss related to a General Claim unless the amount of such Loss, when aggregated with all other such Losses of Buyer and such other Persons, shall exceed $50,000 (the “Minimum Aggregate Liability Amount”), at which time the Indemnified Party or Parties may claim indemnification for all Losses previously incurred including the Minimum Aggregate Liability Amount; provided, however, that the foregoing Minimum Aggregate Liability Amount shall not apply to any Loss which results from or arises out of (i) fraud, intentional misrepresentation or an intentional breach of warranty by Sellers or Shareholder or any Person who was an officer or director of a Seller prior to the Closing or (ii) any breach of any representation or warranty contained in Section 3.20(c). The Minimum Aggregate Liability Amount shall similarly apply to all claims that Sellers, Shareholder and their respective agents, Affiliates, successors and assigns may have pursuant to Section 6.3 against Buyer; provided, however, that the Minimum Aggregate Liability Amount shall not apply to claims that Sellers, Shareholder or their respective agents, Affiliates, successors or assigns may have pursuant to Section 6.3 with respect to any breach of the covenant provided in Section 5.8, and such claims are to be indemnified by Buyer in their entirety.

(b) Sellers and Shareholder shall be required to indemnify all Indemnified Parties specified in Section 6.2 for each dollar of Loss arising out of any Tax Claim, Ownership Claim or Environmental Claim.

(c) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party’s Losses are increased or extended by the willful misconduct, violation of Law or bad faith of such party.

(d) The maximum aggregate liability of Sellers and Shareholder pursuant to Section 6.2 hereof shall not exceed $1,000,000 (“Sellers’ Maximum Indemnification Amount”). The maximum aggregate liability of Buyer pursuant to Section 6.3 hereof shall not exceed $1,000,000 (“Buyer’s Maximum Indemnification Amount”); provided, however, that Tax Claims shall not be subject to, and shall not be counted towards, the Sellers’ Maximum Indemnification Amount. Anything to the contrary in this Agreement notwithstanding, neither Sellers’ Maximum Indemnification Amount nor Buyer’s Maximum Indemnification Amount shall include interest, penalties, attorneys’ fees, or costs of any claim, action, suit, arbitration or other proceeding incurred in connection with any claim for indemnification, defense or to be held harmless for any Loss hereunder; and all such interest, penalties, fees and costs shall be recoverable by a party hereto in addition to either Sellers’ Maximum Indemnification Amount or Buyer’s Maximum Indemnification Amount, as the case may be.

6.8 Indemnification Payments; Buyer’s Offset Rights.

(a) Subject to the terms hereof and unless contested pursuant to Section 6.5, an Indemnifying Party shall pay to an Indemnified Party the full amount of any and all Losses (other than Losses resulting from an Asserted Liability) under this Article 6 within ten (10) days of receipt of a Claims Notice with respect to such Loss, or if such Loss results from an Asserted Liability which has been contested, within ten (10) days after either (i) the date that any litigation with respect to such Asserted Liability is finally terminated and no further appeal may be taken with respect thereto or (ii) the date that such Asserted Liability has been finally settled or compromised, as the case may be. Any such Loss shall bear interest at a rate equal to the lesser of 5% per annum or the maximum amount permitted by law from such due date until paid.

(b) Buyer shall be entitled (but not obligated or limited) to offset from any payments due to Sellers or Shareholder for any reason whatsoever any amount due and owing to Buyer by way of indemnification pursuant to Section 6.2 or otherwise, and Buyer shall not be liable for any amounts so offset.

6.9 Exclusive Remedy. The indemnification provided in this Article 6 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim, or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement; or (ii) fraud or intentional misrepresentation.

ARTICLE 7

MISCELLANEOUS

7.1 Notices.

(a) All notices, requests, demands and other communications hereunder shall be either (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, with first class postage prepaid and properly addressed, (iii) sent by overnight courier service, or (iv) sent by facsimile and, in each case, addressed as follows:

If to Sellers:	c/o Tri-S Security Corporation Royal Centre One 11675 Great Oaks Way Suite 120 Alpharetta, Georgia 30022 Attention: Chief Executive Officer Fax: (678) 808-1544

with copies to:	Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, NE

Atlanta, Georgia 30303 Attention: Steven E. Fox, Esq. Fax: (404) 525-2224

If to Shareholder:	Tri-S Security Corporation Royal Centre One 11675 Great Oaks Way Suite 120 Alpharetta, Georgia 30022 Attention: Chief Executive Officer Fax: (678) 808-1544

If to Buyer:	U.S. Security Associates, Inc. 200 Mansell Court Suite 500 Roswell, Georgia 30076 Attention: General Counsel Fax: (770) 625-1509

(b) All notices, requests, instructions or documents given to any party in accordance with this Section 7.1 shall be deemed to have been given (i) on the date of receipt, if delivered by hand, if sent by overnight courier service, or if sent by facsimile, or (ii) on the date that is four days after mailing, if mailed in the manner described and addressed as set forth above.

(c) Any party hereto may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 7.1.

7.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto collectively constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to such subject matter. The term “Agreement” shall mean this instrument and all Exhibits and Schedules hereto; and the words “herein,” “hereof,” “hereunder,” “hereto,” “hereby,” and words of similar tenor whenever used in this Agreement or any Exhibit or Schedule hereto shall refer to this Agreement in its entirety including the Exhibits and Schedules hereto.

7.3 Modifications, Amendments and Waivers.

(a) No amendment, waiver or modification to this Agreement shall be effective unless it is in writing and has been signed by the parties hereto.

(b) The failure or delay of any party at any time or times to require strict performance of any provision of this Agreement shall in no manner affect such party’s right to enforce that provision. No single or partial waiver by any party of any condition of this

Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

7.4 Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, except that Buyer may assign this Agreement and its rights hereunder (i) to any Affiliate of Buyer and (ii) to any of Buyer’s lenders as collateral security. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns, but no assignment shall relieve any party of such party’s obligations hereunder.

7.5 Table of Contents; Captions; References. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein have been inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

7.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Georgia, without regard to such State’s choice of Law rules.

7.7 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

7.8 Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable such invalid, illegal or unenforceable provision shall be deemed severed herefrom and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

7.9 Intentionally Omitted.

7.10 Waiver of Jury Trial.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR, OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUR OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND

THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTION. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.11 Jurisdiction and Venue. Each of the parties hereto irrevocably and unconditionally submits, for itself or himself and its or his property, to the nonexclusive jurisdiction of the Superior Court of Fulton County, Georgia with respect to any lawsuit, action or proceeding that may arise out of or in connection with this Agreement. Each of the parties hereto irrevocably and unconditionally waives any objection that it or he may now have to the laying of venue in any such lawsuit, action, or proceeding in such court. Each of the parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of such lawsuit, action or proceeding in any such court.

7.12 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which counterpart shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

7.13 Knowledge. Whenever reference is made herein to the “knowledge” of any Person as to any specific matter, it shall mean and include facts and matters known to such Person and such Person’s officers and will include knowledge of such matters as such Person, upon reasonable inquiry, would have discovered.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

BUYER:

U.S. SECURITY ASSOCIATES, INC.

By:	/s/ Kenneth W. Oringer
Kenneth W. Oringer Executive Vice President

SELLERS:

THE CORNWALL GROUP, INC.

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

FORESTVILLE CORPORATION

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

VANGUARD SECURITY OF BROWARD COUNTY, INC.

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

VANGUARD SECURITY, INC.

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

ON GUARD SECURITY AND INVESTIGATIONS, INC.

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

ARMOR SECURITY, INC.

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Vice President

SHAREHOLDER:

TRI-S SECURITY CORPORATION

By:	/s/ Nicolas Chater
Name: Nicolas Chater Title: Chief Financial Officer

EXHIBIT A

GLOSSARY OF TERMS

Whenever used in the Asset Purchase Agreement or any Exhibit or Schedule thereto, the following terms shall have the following meanings:

1. “Affiliate” shall mean, with respect to any specific Person: (i) any other Person who, directly or indirectly, controls or is controlled by, or is under common control with, the specified Person; (ii) any other Person who is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person, or of whom the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any other Person who is a Related Person of the specified Person; and (iv) any other Person that, directly or indirectly, is the beneficial owner of five percent or more of any class of equity securities of the specified Person, or of whom the specified Person is, directly or indirectly, the owner of five percent or more of any class of equity securities. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

2. “Agreement” shall mean this Asset Purchase Agreement, as amended from time to time, together with all Exhibits and Schedules hereto.

3. “Asserted Liability” shall have the meaning assigned to it in Section 6.4.

4. “Assumed Liabilities” shall mean and include only Liabilities to be paid or performed for or with respect to periods from and after the Closing Date under or pursuant to those certain Contracts of a Seller (including leases and Customer Contracts) specifically listed on Schedule AL hereto and validly assigned to Buyer pursuant to this Agreement; provided, however, that Assumed Liabilities shall not include any Liabilities resulting from any default by any Seller prior to the Closing Date under or with respect to any of such Contracts.

5. “Bond Obligations” shall have the meaning assigned to it in Section 3.15.

6. “Business” shall mean the provision by Sellers of guard, patrol and security services for the purpose of affording Persons protection against hazards and casualties on a permanent or temporary basis, and all services relating or ancillary thereto.

7. “Claims Notice” shall have the meaning assigned to it in Section 6.4.

8. “Closing” shall mean the consummation of the transactions provided for in this Agreement.

9. “Closing Date” shall mean 12:01 a.m. on May 13, 2009.

10. “Closing Date Average Monthly Billings” shall mean the amount equal to (i) the quotient derived by dividing (a) aggregate billings (billed and unbilled) to Customers for services provided by Sellers pursuant to Customer Contracts as listed and designated as such on Schedule 3.20(a)(iii) during the eight-week period ended at midnight on April 28, 2009 (or, for Palm Beach accounts, during the eight-week period ended at midnight on May 3, 2009), by (b) eight (thereby determining the average weekly billings as of the Closing Date), multiplied by (ii) 52 (so as to annualize such average weekly billings), divided by (c) 12 (to determine the Closing Date Average Monthly Billings). For the purpose of determining “aggregate billings” in Subclause (a) of this paragraph, billings to accounts that are of a temporary or seasonal nature shall be excluded.

11. “Confidential Information” shall mean and include, with respect to any Person, information (in any form or media) regarding such Person’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, billing rates, billing procedures, suppliers, business methods, finances, management, employees, employee compensation and benefits, or any other business information relating to such Person (whether constituting a trade secret or proprietary or otherwise) which has value to such Person and is generally treated by such Person as being confidential.

12. “Contract” shall mean and include any written or oral contract, agreement, understanding, lease, usufruct, License, commitment, arrangement, obligation, mortgage, security deed, instrument or undertaking of any kind or character or other similar document that is binding on any Person or its assets under applicable law.

13. “Customer” shall mean and include any Person to or for whom services are provided by a Seller pursuant to the terms of a Customer Contract.

14. “Customer Contracts” shall mean and include (i) any contract, purchase order or agreement, written or verbal, entered into with any Customer which is, at the time of determination, in full force and effect providing for the performance of services to such Customer by Seller and (ii) any proposals, bids or responses to requests for proposals submitted to Customers or prospective customers to provide (or continue) to provide services.

15. “Employee Benefit Plans” shall mean and include any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other pension, retirement, profit-sharing, compensation, stock option, share purchase, phantom stock, employee stock ownership, severance or other termination pay, vacation, bonus, incentive, medical, disability, vision, dental, insurance, cafeteria, flexible spending account plan, or other employee or fringe benefit plan, or any other written or unwritten trust fund, program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, that a Seller or any ERISA Affiliate has, at any time, participated in, adopted, maintained, sponsored in whole or in part, to which Seller or any ERISA Affiliate is or has been required to contribute or as to which a Seller or any such ERISA Affiliate has any Liability, whether accrued, contingent, or otherwise for the benefit of current or former employees, directors, officers, leased employees, independent contractors or agents, or their current or former spouses, dependents, or other beneficiaries.

16. “Environmental Claim” means any claim based upon, arising out of, or otherwise in connection with, responsibility or Liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties resulting from (i) any Environmental Matter, or (ii) any circumstances or state of facts forming the basis of any Liability pursuant to, or in violation of, any Environmental Law.

17. “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata). Without limiting the generality of the foregoing, “Environmental Laws” shall include the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

18. “Environmental Matter” means any matter or circumstances related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any Hazardous Substance into the environment, (ii) the treatment, storage, recycling or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including asbestos, in any building, structure or workplace or on any real property.

19. “Escrow Agent” shall have the meaning given to it in Section 2.4.

20. “Escrow Fund” shall be an amount equal to $750,000.00.

21. “Estimated Purchase Price” shall mean an amount equal to $3,603,639.00.

22. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

23. “ERISA Affiliate” shall mean and include any trade or business (whether or not incorporated) that together with a Seller is treated as a single employer pursuant to Internal Revenue Code sections 414(b), (c), (m) or (o).

24. “General Claim” shall mean any claim based upon, arising out of or otherwise in connection with any matter described in clauses (i) through (vii), inclusive, of Section 6.2 and any matter described in Section 6.3, provided that a “General Claim” shall not include any Tax Claim, Environmental Claim, or Ownership Claim.

25. “Governmental Authority” shall mean and include any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

26. “Hazardous Substance” shall mean and include (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil.

27. “Historical Financial Statements” shall mean and include the unaudited, consolidated balance sheets of Sellers as of December 31, 2008 and 2007, and the related statements of income for Sellers for the fiscal years then ended.

28. “Immigration Laws” shall mean applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder.

29. “Indemnified Party” shall have the meaning ascribed to it in Section 6.4.

30. “Indemnifying Party” shall have the meaning assigned to it in Section 6.4.

31. “Intellectual Property” shall mean and include all (i) patents and patent applications, (ii) trade secrets, know-how, inventions and processes, (iii) trade names (including “The Cornwall Group”), trademarks, servicemarks, logos, assumed names, domain names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and applications therefor, (v) technology rights and licenses, and (vi) computer software and all other intellectual property.

32. “IRS” shall mean the Internal Revenue Service of the United States.

33. “Labor Agreements” shall have the meaning assigned to it in Section 3.22(b).

34. “Large Customer” shall have the meaning assigned to it in Section 3.21.

35. “Latest Balance Sheet Date” shall mean December 31, 2008.

36. “Law” shall mean and include any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

37. “Liability” shall mean and include any direct or indirect, primary or secondary, liability, indebtedness, obligation, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise and shall, in any event, include costs and attorneys fees incurred in connection with any of such items.

38. “License” shall mean and include any license, franchise, notice, permit, authorization, approval or certificate of authority.

39. “Lien” shall mean and include any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, attachment, levy, charge, conditional sale agreement, title retention agreement or other security interest, lien or encumbrance of any kind or nature whatsoever on, or with respect to, any property or property interest.

40. “Litigation” shall mean and include any lawsuit, action, claim, arbitration or other legal proceeding (including governmental investigations or criminal prosecutions).

41. “Loss” shall mean and include any loss, Liability, demand, lawsuit, action, assessment, damage (including punitive, exemplary and consequential damage and damages for lost profits) cost or expense (including interest, penalties and attorneys’ fees incurred with respect thereto and attorneys’ fees incurred to enforce rights to indemnification hereunder), in each case whether accrued, absolute, contingent, known or unknown.

42. “Non-Compete Agreement” shall mean the Non-Compete Agreement of Sellers, Shareholder and certain Affiliates in the form of Exhibit C hereto.

43. “Non-Party Entities” shall mean, collectively, Guardsource Corp., a Florida corporation, International Monitoring, Inc., a Florida corporation, and Protection Technologies Corporation, a Florida corporation.

44. “Order” shall mean and include any decree, injunction, judgment, order, ruling, writ, administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, or Governmental Authority.

45. “Ownership Claim” shall mean any claim arising out of or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.7 hereof.

46. “Person” shall mean and include any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, or other entity (including any Governmental Authority).

47. “Purchase Price” shall mean the total consideration to be paid to Sellers’ by Buyer for the purchase of the Purchased Assets, as finally adjusted in accordance with Article 2 of this Agreement.

48. “Purchased Assets” shall mean and include all of Sellers’ assets, properties and rights of every kind and description, tangible and intangible, real, personal or mixed, accrued and contingent, which are used in the Business and are in existence on the date hereof, wheresoever located and whether or not carried or reflected on the books and records of Sellers, excluding the Retained Assets. Without limiting the generality of the foregoing, “Purchased Assets” shall, in any event, include all of the following items owned by or leased or licensed to Seller:

(i) tangible personal property, including all fixtures, furniture, detex clocks, motor vehicles, radios and communications equipment, uniforms, firearms, computers, office and field equipment, parts, raw materials and supplies;

(ii) Intellectual Property;

(iii) all “general intangibles” (as defined in the Uniform Commercial Code); and all choses-in-action and causes of action;

(iv) to the extent transferable, the rights and benefits of Seller to any state tax accounts reflecting employer experience and wage taxes paid to the Closing Date (for the avoidance of doubt, not including any deposits or refunds or other claims);

(v) goodwill;

(vi) all telephone and fax numbers;

(vii) the names “The Cornwall Group”, “Forestville Corporation”, “Vanguard Security of Broward County”, “Vanguard Security”, “On Guard Security and Investigations”, “Armor Security”, and “Cornwall Holdings”;

(viii) all books and records of each Seller relating to the Business, to persons employed in respect thereto, to the Purchased Assets and to the Assumed Liabilities,

including all purchase orders, invoices, items of payment, tax receipts, correspondence, internal memoranda, forecasts, price lists, sales records, personnel records, Customer lists, financial records and other written or printed materials relating thereto;

(ix) all rights of a Seller other than with respect to any Trade Accounts Receivable arising under or pursuant to any: (a) Customer Contracts, (b) leases, (c) restrictive covenants obtained from any employees or former employees, (d) maintenance, supply or servicing Contracts under which a Seller is entitled to any services, goods or warranties and (e) purchase orders issued by a Seller for the purchase of goods or services;

(x) to the extent assignable, Licenses of or relating to the Business or any Persons employed therein; and

(xi) all deposits, prepaid sums, fees and expenses (including rental fees, utility charges and service charges), trust funds, retainages, escrows, monies and assets held by Third Parties, and deferred charges.

49. “Related Person” shall mean and include, with regard to any individual, his spouse, parents, siblings, children, grandchildren, parents, grandparents, any persons married to any of such individuals and any trustees or other fiduciaries acting for such Person’s benefit or for the benefit of any such individual.

50. “Retained Assets” shall mean: (i) all cash on hand, cash equivalents, demand deposits, certificates of deposit, investments in repurchase agreements, other temporary investments of cash and similar cash items; (ii) all rights in connection with and assets of the Employee Benefit Plans; (iii) any sums due a Seller as of the Closing Date from officers of such Seller; (iv) each Seller’s minute books, stock books, corporate seals, charter documents and other corporate records; (v) all non-transferable Licenses; (vi) any contracts of employment entered into by a Seller with any Person, excluding any restrictive covenants contained therein; (vii) all Trade Accounts Receivable as of the Closing Date; (viii) any insurance policies or rights of proceeds thereof; (ix) the rights, claims or causes of a Seller against Third Parties relating to the assets, properties or operations of the Business arising out of transactions occurring prior to the Closing Date; (x) any claim, right or interest of a Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom; (xi) all other books and records that a Seller is required by Law to retain; (xii) all deposits, prepaid sums, fees, and expenses (including utility charges and service charges but excluding real property lease, equipment, or other rental deposits to the extent such deposits have been reimbursed by Buyer to Sellers), trust funds, retainages, escrows, monies and assets held by Third Parties, and deferred charges listed on Schedule RA; (xiii) copies of such other records that relate to Sellers or the Business as Shareholder may deem reasonably necessary to permit Sellers and Shareholder to prepare financial statements, SEC Filings, and Tax Returns, respond to any tax audits or governmental inquiries and to defend claims, demands, disputes, arbitrations and other legal proceedings with respect to the Business; and (xiv) all other assets identified on Schedule RA.

51. “Retained Liabilities” shall mean and include any Liability of a Seller or Shareholder which is not specifically an Assumed Liability. Without limiting the generality of the foregoing, “Retained Liabilities” shall mean and include: (i) any Liability for any trade or other account payable of a Seller and any other Liability, cost or expense that accrued or arose out of or in connection with the Business for any period prior to the Closing Date, (ii) any Liability for any Taxes of a Seller or Shareholder; (iii) any Liability of a Seller under or pursuant to any Contract of such Seller not expressly and specifically assumed by Buyer; (iv) any Liability of a Seller for any employee compensation for any period prior to the Closing or for any severance payments or other severance obligations relating to any Person employed by such Seller; (v) any Liability pursuant to any Employee Benefit Plan, or for continuation of coverage under any group health plan maintained by a Seller with respect to any Person employed or previously employed by such Seller under ERISA or otherwise; (vi) any Liability of a Seller to pay any sum due to any current or former officer, employee, manager, member or Affiliate of such Seller, including bonuses or other compensation on account of the transactions contemplated by this Agreement; (vii) any Undisclosed Liability; (viii) any Liability that Buyer may incur in connection with any Litigation brought against Buyer under the WARN Act or any similar Law that relates to actions taken by a Seller with regard to any employees or any site of employment; (ix) any claim by any broker, finder or other Person employed or allegedly employed by a Seller or Shareholder in connection with the transactions contemplated by this Agreement; (x) any Liability to any Third Party pursuant to any bulk sales, fraudulent conveyance or other Law of any jurisdiction that may be asserted against a Seller, the Purchased Assets or Buyer; (xi) any Liability to any Person for or with respect to any Litigation now existing or hereafter arising with respect to or in connection with any matter or thing that occurred, accrued or arose prior to the Closing Date (even if claimed, brought or filed after the Closing Date); and (xii) any liability for workers’ compensation, medical and hospitalization claims, or other employment related claims based upon events occurring prior to the Closing Date.

52. “SEC Filing” shall mean any filing with, or disclosure to, the Securities and Exchange Commission which Shareholder makes pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

53. “Tax” shall mean and include any federal, state, or local, tax, assessment, or imposition (including all income, unemployment compensation, social security, payroll, sales and use, excise, property, ad valorem, franchise, license, school and any other tax, assessment or imposition), plus all interest and penalties thereon.

54. “Tax Claim” shall mean any claim based upon, arising out of or otherwise in connection with (A) any matter described in clause (ix) of Section 6.2 or (B) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement related to any Taxes.

55. “Tax Losses” shall mean and include (i) any sum imposed or incurred by reason of or in connection with any Tax relating to any period up to and including the Closing Date, and

(ii) the amount of any increase in any Tax relating to any period after the Closing Date arising out of or otherwise in respect of any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement. For purposes of the preceding sentence, Taxes paid by Seller shall include amounts offset by a taxing authority against any claim, refund or credit relating to any period up to and including the Closing Date otherwise due such Seller.

56. “Tax Returns” shall mean and include all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Governmental Authority, including any attachment thereto or amendment thereof.

57. “Third Party” or “Third Parties” shall mean and include any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

58. “Trade Accounts Receivable” shall mean and include, for any period prior to the Closing Date, all accounts and accounts receivable (including, without limitation, billed and unbilled), notes receivable, rights to receive payment, and all other forms of obligations owing to a Seller arising out of the sale or lease of goods or the performance or rendition of services by such Seller with respect to or in connection with the Customer Contracts, and any and all deposits, credit insurance, guaranties, security, letters of credit or other credit support therefor, books and records (including invoices, customer statements, and other customer records, and evidence of service or goods provided) relating to any of the foregoing and all proceeds of any of the foregoing (including all payments in respect thereof).

59. “Undisclosed Liability” shall mean and include any Liability that is not fully reflected or reserved against in the Historical Financial Statements or fully disclosed in a Schedule.